UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 2, 2024

MSP Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39445 (Commission File Number)	84-4117825 (I.R.S. Employer Identification No.)

3150 SW 38th Avenue Suite 1100 Miami, Florida		33146
(Address of principal executive offices)		(Zip Code)

2701 Le Jeune Rd., Floor 10, Coral Gables, Florida 33134
(Former name, former address and former fiscal year, if changed since last report)

(305) 614-2222

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, $0.0001 par value per share	LIFW	The Nasdaq Global Market

Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $287.50 per share	LIFWW	The Nasdaq Global Market

Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $0.0025 per share	LIFWZ	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 2, 2024, Subrogation Holdings, LLC, a wholly owned subsidiary of MSP Recovery, Inc. d/b/a LifeWallet (the “Company”) entered into a letter agreement (the “HPH Letter Agreement”) whereby the parties have set out the terms to amend the Second Amended and Restated Credit Agreement with Hazel Partners Holdings LLC (the “Credit Agreement”), to: (i) extend the period for the Company to draw up to $14 million for working capital, accessible in eight tranches of $1.75 million, that can be drawn at least one month apart, until September 2025; and (ii) provide for a $2.0 million loan to be funded by August 31, 2024 for the purpose of acquiring additional Claims (the “New Claims”) that will further collateralize the Working Capital Credit Facility (collectively, (i) and (ii) the “Operational Collection Floor”). The parties have agreed that such amendment to the Credit Agreement shall be agreed and entered into at a later date.

In addition, the Company will retain the right to monetize the New Claims with a third party sale only if the aggregate consideration is greater than an amount agreed to by Hazel (the “Hazel Floor Price”), and such proceeds to be used to: (1) pay down the Operational Collection Floor, (2) to the extent proceeds are in excess of Hazel Floor Price, 50% to the Company for operational expenses and 50% to pay down Term Loan A and Term Loan B of the Working Capital Credit Facility, and (3) in the event only 50% of New Claims are monetized, then such proceeds to be used to pay down the Operational Collection Floor and to the extent any proceeds in excess of 50% of the Hazel Floor Price are available, 50% of such excess shall be made available to the Company for operational expenses and 50% of such excess shall be used to further pay down the Operational Collection Floor, and then to pay down Term Loan A and Term Loan B of the Working Capital Credit Facility.

Pursuant to the HPH Letter Agreement, Term Loan A and Term Loan B of the Working Capital Credit Facility are subordinated to the Operational Collection Floor and collateralized by the New Claims. HPH has agreed to release: (i) a mortgage on real property owned by an Affiliate of Messrs. John H. Ruiz and Frank C. Quesada; and (ii) the personal guaranty by Messrs. John H. Ruiz and Frank C. Quesada, as primary obligors, guaranteeing those additional advances of Term Loan B beginning in January 2024, as set forth in the Second Amended and Restated Credit Agreement once (x) the principal amount of Operational Collection Floor has been repaid in full (including any original issue discount) or (y) the drawn amounts under the Operation Collection Floor as of December 31, 2024 are repaid in full (on a drawn and funded basis) on a dollar per dollar basis by such date.

The Operational Collection Floor is the Company’s primary source of working capital. On August 2, 2024, the Company received funding of $3.5 million under the Operational Collection Floor for July and August 2024. The Company may draw an additional $10.5 million for working capital, pursuant to the terms of the HPH Letter Agreement, until September 2025.

The Company has concluded that, despite the aforementioned financing arrangements, there is substantial doubt about its ability to continue as a going concern. Unless we are successful in raising additional funds through the offering of debt or equity securities, we may not be able to continue to operate as a going concern beyond the next twelve months.

Item 9.01. Financial Statements and Exhibits.

(d)
Exhibits

Exhibit Number	Description

4.1	Note by and between Subrogation Holdings, LLC and Hazel Partners Holdings, LLC dated August 2, 2024
10.1ǂ

Letter Agreement by and between Subrogation Holdings, LLC; MSP Recovery, LLC; JRFQ Holdings, LLC; 4601 Coral Gables Property, LLC; MSP Recovery Claims, Series LLC - Series 15-09-321; and Hazel Partners Holdings, LLC dated August 2, 2024

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

ǂ Pursuant to Item 601(b)(2) of Regulation S-K, certain immaterial provisions of the agreement that would likely cause competitive harm to the Company if publicly disclosed have been redacted or omitted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSP RECOVERY, INC.
Dated: August 8, 2024

	By:	/s/ Alexandra Plasencia
	Name:	Alexandra Plasencia
	Title:	General Counsel